Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Progressive Gaming International Corporation

Las Vegas, Nevada

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 20, 2007, with respect to the consolidated financial statements of Progressive Gaming International Corporation, Progressive Gaming International Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Progressive Gaming International Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Las Vegas, Nevada

June 11, 2007